Financial Industries Corporation Appoints New Chief Actuary

AUSTIN, TX -- 02/28/2007 -- Financial Industries Corporation (PINKSHEETS: FNIN) announced today the appointment of William J. McCarthy as senior vice president and chief actuary.

McCarthy comes to FIC with 38 years of broad actuarial experience in the life insurance industry. He was most recently vice president and chief actuary of Citizens, Inc., of Austin, Texas.

"We are pleased to welcome Bill to the FIC team," said William Prouty, FIC's chief executive officer. "His broad experience in product development, pricing, asset-liability management, reserving and valuation are just what we were looking for in someone who will oversee our actuarial function."

McCarthy has a bachelor's degree in mathematics from Worcester Polytechnic Institute and a master's degree in actuarial science from Northeastern University. He is a Fellow of the Society of Actuaries and Member of the American Academy of Actuaries.

FIC, through its Investors Life Insurance Company of North America subsidiary, markets and underwrites individual life insurance products. For more information on FIC, go to http://www.ficgroup.com on the Internet.

Statements in this document relating to future developments, disclosures and other statements that are not historical facts are forward-looking statements. Actual results may differ materially from these forward-looking statements as a result of market conditions, the timing and results of FIC's audits, reviews and filings with regulatory bodies, the interest of and actions by third parties engaging in transactions with FIC and other factors contained in FIC's Form 10-K for the year ended Dec. 31, 2005, and other filings with the SEC.

Contact Information:
Financial Industries Corporation
Shannon Coffin
Phone:  512-404-5128
E-mail: ir@ficgroup.com